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For More Information
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Analyst Contact:                 Investor Contact:                     Press Contact:
Michael Cullinane                Maria Dalesandro                      Keith Reehl
Chief Financial Officer          Investor Relations Analyst            Sr. Public Relations Specialist
(630)620-5000                    (800)655-9985, x.5                    (630)691-0681
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FOR IMMEDIATE RELEASE

                  PLATINUM technology, inc. COMPLETES MERGER
                             WITH MASTERING, INC.


OAKBROOK TERRACE, IL, APRIL 21, 1998 - PLATINUM technology, inc. (NASDAQ: PLAT) announced that it has consummated its acquisition of Mastering, Inc. as of the close of business today, after a vote by Mastering stockholders in favor of the transaction. Each share of Mastering Common Stock has been automatically converted into 0.467 of a share of PLATINUM Common Stock pursuant to the Merger Agreement, and Mastering, Inc. has become a wholly-owned subsidiary of PLATINUM.


About Mastering

Mastering, Inc. is a leading provider of information technology training to Fortune 1000 companies, universities, and large governmental agencies. Since 1988, Mastering Computers, the company's IT training subsidiary, has trained over 250,000 information technology professionals in its instructor-led one-day FastTrack workshops, two-day MasterTrack workshops and three-day and four-day Microsoft CertTrack training on topics including Windows NT, Windows 95, Exchange Server, TCP/IP, Internet/intranet technology, and other client server applications. Mastering Computers also offers one of the world's largest multimedia computer-based training (CBT) libraries, including both IT professional and end-user training courses focused on products from Microsoft, Netscape, Lotus Notes, and Novell that can be delivered on CD-ROM, LAN/WAN, and corporate intranets.


About PLATINUM technology Solutions

PLATINUM technology Solutions provides instructor-led and computer-based training for IT topics including: database administration for DB2 and Oracle; administration and use of open systems environments (including AIX, HP-UX, SunOS, and Sun Solaris); data warehouse construction, administration and use; application development (including courses on C, C++, PowerBuilder, and PLATINUM tools); and systems management. PLATINUM technology Solutions also provides a full range of consulting services for disciplines including: application development, information management (including data warehousing), on-line services (including Web site design and electronic commerce integration), systems management, and Year 2000 conversions.


About PLATINUM technology

PLATINUM technology, headquartered in Oakbrook Terrace, Illinois, provides software and services that help IT
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organizations manage and improve the IT infrastructure. Solutions include database and systems management, data warehousing and decision support, application infrastructure management, and Year 2000 reengineering. For information visit www.platinum.com

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All PLATINUM technology, inc. product names and product category names are trademarks of PLATINUM technology, inc. Other company names and product names referenced herein may be trademarks or registered trademarks of the respective corporation.